EXHIBIT 99.1
OREXIGEN™ Therapeutics Announces Second Quarter 2007 Financial Results
San Diego, CA, August 9, 2007 — Orexigen™ Therapeutics, Inc. (Nasdaq: OREX), a biopharmaceutical company focused on the treatment of central nervous system disorders including obesity, today announced unaudited financial results for the three and six month periods ended June 30, 2007.
Three months ended June 30, 2007
As of June 30, 2007, Orexigen held $29.7 million in cash and cash equivalents and an additional $79.8 million in investment securities, available-for-sale. In the second quarter of 2007, Orexigen completed its initial public offering (IPO) which generated net proceeds of $87.9 million from the sale of 8.05 million shares of common stock at $12.00 per share, including the exercise of the underwriters’ over-allotment option.
For the three months ended June 30, 2007, Orexigen reported a net loss of $11.6 million, or $0.63 per share attributable to common stockholders, as compared to a net loss of $5.4 million, or $2.48 per share attributable to common stockholders, for the same period in 2006.
Total operating expenses for the second quarter of 2007 were $12.5 million compared to $5.6 million for the second quarter of 2006. The increased operating expenses were primarily the result of a $5.6 million increase in research and development expenses associated with initiation of Contrave™ Phase III clinical trials, related proprietary product formulation work and increased consulting activities. In addition, general and administrative expenses increased by $1.2 million related principally to increases in salaries and personnel related costs, legal fees and stock-based compensation expense.
Six months ended June 30, 2007
For the six months ended June 30, 2007, Orexigen reported a net loss of $23.8 million, or $2.28 per share attributable to common stockholders, as compared to a net loss of $10.6 million, or $4.97 per share attributable to common stockholders, for the same period in 2006.
Total operating expenses for the six months ended June 30, 2007 were $25.0 million compared to $11.1 million for the same period in 2006. The increased operating expenses were primarily the result of an $11.3 million increase in research and development expenses associated with our Contrave Phase III clinical trials, related proprietary product formulation work and increased consulting activities. In addition, general and administrative expenses increased by $2.5 million related principally to increases in salaries and personnel related costs, legal fees and stock-based compensation expense.

“In May, we completed one of the largest biotechnology IPOs of the past year, which has enabled us to continue to drive forward our two late-stage obesity programs,” said Gary Tollefson, President and CEO of Orexigen. “To date we have been very encouraged by our clinical trial results with both Contrave and Empatic™. These results have validated our original hypotheses regarding the CNS mechanisms which regulate our body weight over time. Both products have demonstrated what we believe to be strong efficacy combined with attractive safety and tolerability profiles.”
Recent Highlights
•	Orexigen completed its initial public offering in May 2007 and began trading on the NASDAQ Global Market under the trading symbol “OREX.”
•	In June 2007, the Company was added to the Russell 2000 index of publicly traded companies.
•	The Company continued to execute on its internal growth strategy with the addition of several significant new hires. These include its most recent appointment of Heather Turner as General Counsel, as well as key additions in clinical development, biostatistics and finance.
     Contrave
•	Results were announced for several analyses of secondary endpoints in the Phase IIb clinical trial of Contrave, which demonstrated meaningful improvements in visceral fat, insulin resistance, triglycerides and other metabolic markers.
•	The Company initiated and continues enrollment in the first two of four planned Phase III clinical trials for Contrave as a treatment for obesity. The first of these trials is designed to study the effect of Contrave in combination with an intensive behavior modification protocol, including dietary counseling, behavioral therapy and exercise, for one year of double-blind treatment. The second trial is designed to assess both the safety and efficacy of Contrave in obese subjects who also manifest Type II diabetes.
•	Preparations for initiation of two additional Phase III clinical trials for Contrave are underway and enrollment is expected to begin in the second half of 2007.
     Empatic
•	Results from a Phase I clinical trial examining the tolerability of zonisamide immediate release versus Orexigen’s proprietary zonisamide sustained release (SR) formulation showed a meaningful reduction in adverse events in patients receiving the SR form of zonisamide.
•	The Company announced top line 24 week primary endpoint results of the Empatic Phase IIb clinical trial utilizing bupropion SR combined with zonisamide SR. The trial demonstrated efficacy and significantly improved tolerability as compared to a prior Phase II trial of Empatic. Complete data is expected to be presented at the North American Association for the Study of Obesity (NAASO) Annual Meeting in October.
Conference Call Today at 2:00 p.m. Pacific Time
Orexigen’s management team will host a call and webcast today to discuss second quarter financial results and recent business highlights. The live call may be accessed by phone by calling 866-558-6905 (domestic) or 913-643-4235 (international). The webcast can be accessed live on the investor relations section of Orexigen’s web site at http://www.Orexigen.com, and will be archived for 14 days following the call.
About Orexigen Therapeutics
Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the development of pharmaceutical product candidates for the treatment of central nervous system disorders including obesity. Orexigen’s lead combination product candidates targeted for obesity are Contrave, which is in Phase III clinical trials, and Empatic (formerly Excalia™), which is in a Phase IIb clinical trial.

Both product candidates are designed take advantage of the Company’s understanding of how the brain appears to regulate appetite and energy expenditure, as well as the mechanisms that come into play to limit weight loss over time. Each product candidate is designed to act on a specific group of neurons in the central nervous system with the goal of achieving appetite suppression and sustained weight loss. Further information about the Company can be found at http://www.Orexigen.com.
Forward-Looking Statements
Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “assuming” and similar expressions are intended to identify forward-looking statements. These statements are based on Orexigen’s current beliefs and expectations. These forward-looking statements include statements regarding the efficacy and safety of Contrave or Empatic, and the potential to obtain regulatory approval for, and effectively treat obesity with, any of Orexigen’s product candidates. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in Orexigen’s business, including, without limitation: the progress and timing of Orexigen’s clinical trials; the potential that earlier clinical trials may not be predictive of future results; the ability for Contrave or Empatic to receive regulatory approval on a timely basis or at all; the potential for adverse safety findings relating to Empatic or Contrave to delay or prevent regulatory approval or commercialization, or result in product liability claims; Orexigen and its licensors may not be able to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its product candidates; and other risks detailed in Orexigen’s filings with the Securities and Exchange Commission, including those detailed under the heading “Risk Factors” in Orexigen’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the Securities and Exchange Commission on May 25, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Orexigen	Media	Investors
Graham Cooper	Stephen Gendel	Jason Spark
858 436-8600	BioCom Partners	Porter Novelli
	212 918-4650	(619) 849-6005

Orexigen Therapeutics, Inc.
(a development stage company)
Balance Sheets
(In thousands, except share and par value amounts)

	June 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$29,678	$19,425
Investment securities, available-for-sale	79,783	14,988
Prepaid expenses and other current assets	669	222

Total current assets	110,130	34,635
Property and equipment, net	480	528
Restricted cash	125	155
Other assets	680	1,492

Total assets	$111,415	$36,810

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$4,027	$4,903
Deferred revenue, current portion	88	88
Long-term debt, current portion	3,333	—

Total current liabilities	7,448	4,991
Deferred revenue, less current portion	1,191	1,235
Long-term debt, less current portion	6,111	—
Other long-term liabilities	538	534
Commitments and contingencies
Series A and B redeemable convertible preferred stock, $.001 par value, no shares and 24,152,544 shares authorized, issued and outstanding at June 30, 2007 and December 31, 2006, respectively; aggregate liquidation preference of $46,000 at December 31, 2006	—	45,897

Stockholders’ equity (deficit):
Preferred stock, $.001 par value, 10,000,000 and no shares authorized at June 30, 2007 and December 31, 2006, respectively; no shares issued and outstanding at June 30, 2007	—	—
Series C convertible preferred stock, $.001 par value, no shares and 8,771,930 shares authorized, issued and outstanding at June 30, 2007 and December 31, 2006, respectively; aggregate liquidation preference of $30,000 at December 31, 2006	—	9
Common stock, $.001 par value, 100,000,000 and 50,000,000 shares authorized at June 30, 2007 and December 31, 2006, respectively; 26,910,270 and 2,398,039 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	27	2
Additional paid-in capital	168,976	33,299
Accumulated other comprehensive income	91	11
Deficit accumulated during the development stage	(72,967)	(49,168)

Total stockholders’ equity (deficit)	96,127	(15,847)

Total liabilities and stockholders’ equity	$111,415	$36,810

Orexigen Therapeutics, Inc.
(a development stage company)
Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

						Period from
	Three months ended		Six months ended			September 12, 2002
	June 30,		June 30,			(Inception) to
	2007	2006	2007		2006	June 30, 2007
Revenues:
Collaborative agreement	$—	$—	$		$—	$174
License revenue	22	21		44	42	221

Total revenues	22	21		44	42	395
Operating expenses:
Research and development	10,149	4,524		20,277	8,971	59,881
General and administrative	2,347	1,107		4,708	2,163	16,222

Total operating expenses	12,496	5,631		24,985	11,134	76,103

Loss from operations	(12,474)	(5,610)		(24,941)	(11,092)	(75,708)
Other income (expense):
Interest income	1,121	226		1,478	474	3,141
Interest expense	(277)	—		(336)	—	(400)

Total other income (expense)	844	226		1,142	474	2,741

Net loss	(11,630)	(5,384)		(23,799)	(10,618)	(72,967)
Accretion to redemption value of redeemable convertible preferred stock	(3)	(7)		(11)	(15)	(78)
Deemed dividend of beneficial conversion for Series C preferred stock	—	—		—	—	(13,860)

Net loss attributable to common stockholders	$(11,633)	$(5,391)		$(23,810)	$(10,633)	$(86,905)

Net loss per share attributable to common stockholders — basic and diluted	$(0.63)	$(2.48)		$(2.28)	$(4.97)

Shares used in computing net loss per share attributable to common stockholders — basic and diluted	18,518	2,172		10,462	2,139